Exhibit 99.1
CONSOL Energy Reports Fourth Quarter Results;
Record Quarterly Production of 101.3 Bcfe;
Total Production Costs Fall to $2.27 per Mcfe;
Total Liquidity Improves to $1.73 billion

PITTSBURGH (January 31, 2017) - CONSOL Energy Inc. (NYSE: CNX) reported net cash provided by operating activities in the just-ended quarter of $83 million, compared to $102 million in the year-earlier quarter, which includes $4 million and $5 million of net cash used in discontinued operating activities, respectively. For the year ended December 31, 2016, CONSOL Energy reported net cash provided by operating activities of $469 million, compared to $506 million for year ended December 31, 2015, which includes $10 million and $6 million of net cash provided by discontinued operating activities, respectively.

"During the quarter, CONSOL further executed upon strategic goals with an additional ownership drop into CONE Midstream Partners LP and the dissolution of the Marcellus Shale joint venture," commented Nicholas J. DeIuliis, president and CEO. "These successful transactions, in part, helped generate approximately $349 million in free cash flow1 during the quarter, while bringing the full year 2016 free cash flow to approximately $957 million. During the quarter, organic free cash flow from continuing operations, along with proceeds from asset sales, helped to pay down our revolving credit facility and increase our liquidity position by over $300 million to $1.73 billion. Our even stronger liquidity position and balance sheet allow us to continue to focus on opportunistically allocating capital to prudently develop our tier one assets, while simultaneously providing us with the flexibility and optionality to divest assets in order to pull value forward."

On a GAAP basis, the fourth quarter earnings included the following pre-tax items attributable to continuing operations:

•	Recorded a $237 million unrealized loss on commodity derivative instruments, related to changes in the fair market value of existing hedges on a mark-to-market basis;

•	Recorded a $5 million loss related to pension settlement, caused by lump sum distributions from the plan, which increased due to the sale of the Buchanan Mine in the first quarter of 2016; and

•	Recorded $4 million in transaction fees associated with the Marcellus Shale joint venture dissolution.

During the quarter, CONSOL Energy also recorded a valuation allowance of $167 million related to alternative minimum tax (AMT) credits accumulated over time. The company remains entitled to these positive tax attributes with no expiration date and will release the valuation allowance when the credits can be used.

Taking these items into account, the company reported a net loss from continuing operations of $321 million for the quarter, or a loss of $1.42 per diluted share. Including the income from discontinued operations, net of tax, of $20 million, less $4 million of net income attributable to noncontrolling interest, the company reported a net loss attributable to CONSOL Energy shareholders of $306 million or a loss of $1.33 per diluted share.

(Dollars in thousands)	Q4 2016
Loss From Continuing Operations Before Income Tax	$(239,390)
Income Taxes	81,808
Loss From Continuing Operations	(321,198)
Income From Discontinued Operations, net	19,564
Net Loss	(301,634)
Less: Net Income Attributable to Noncontrolling Interest	4,413
Net Loss Attributable to CONSOL Energy Shareholders	$(306,047)

Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA), from continuing operations1 were a negative $36 million for the 2016 fourth quarter, compared to a positive $360 million in the year-earlier quarter.

After adjusting for certain items, which are described in the footnote to the EBITDA reconciliation table, the company had adjusted income from continuing operations1 in the 2016 fourth quarter of $0.5 million, or $0.00 per diluted share. Adjusted EBITDA attributable to continuing operations1 was $205 million for the 2016 fourth quarter, compared to $198 million in the year-earlier quarter.

Strategic Initiatives:
Further to CONSOL Energy’s previously stated goal of separating its coal and E&P businesses, CONSOL is pursuing several different approaches for achieving that separation as early as 2017, including the possible sale of the coal business to a third party or the spin-off of the coal business to CONSOL’s shareholders. David M. Khani, Chief Financial Officer, commented:  “We think there may be a market opportunity to achieve a sale of the coal business on favorable terms or, alternatively, to effect a spin-off as our leverage ratio comes down to a level that allows each business to stand on its own. At the same time, we will continue to evaluate dropdowns of additional undivided interests in the Pennsylvania Mining Complex.”

1The terms "adjusted net loss from continuing operations," "EBITDA from continuing operations," and "adjusted EBITDA from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures." The terms "free cash flow," and "organic free cash flow from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP Net Cash Provided by Operating Activities, also under the caption “Non-GAAP Financial Measures."

E&P Division:

During the fourth quarter of 2016, CONSOL's E&P Division produced 101.3 Bcfe, or an increase of 6% from the 95.5 Bcfe produced in the year-earlier quarter. During the quarter, total production costs decreased to $2.27 per Mcfe, compared to the year-earlier quarter of $2.37 per Mcfe, driven primarily by reductions to transportation, gathering and compression and lease operating expense as a result of the overall increase in production.

E&P Division capital expenditures decreased in the fourth quarter to $30.1 million, compared to $48.7 million spent in the third quarter of 2016, primarily due to less completion activity.

Marcellus Shale production volumes, including liquids, in the 2016 fourth quarter were 56.5 Bcfe, approximately 14% higher than the 49.7 Bcfe produced in the 2015 fourth quarter. Marcellus Shale total production costs were $2.20 per Mcfe in the just-ended quarter, which is a $0.18 per Mcfe improvement from the fourth quarter of 2015 of $2.38 per Mcfe, driven primarily by a reduction to transportation, gathering and compression and lease operating expense.

CONSOL Energy's Utica Shale production volumes, including liquids, in the 2016 fourth quarter were 22.2 Bcfe, up approximately 7% from 20.7 Bcfe in the year-earlier quarter. Utica Shale total production costs were $1.86 per Mcfe in the just-ended quarter, which is a $0.02 per Mcfe improvement from the fourth quarter of 2015 total production costs of $1.88 per Mcfe. The cost improvement across the Utica Shale was driven, in part, by reductions to lease operating expenses, partially offset by an increase to transportation, gathering and compression expenses in the wet gas areas.

E&P Division Fourth Quarter Operations Summary:
During the quarter, CONSOL Energy operated two horizontal rigs, drilling seven dry Utica Shale wells in Monroe County, Ohio, with an average lateral length of 9,593 feet, while averaging 24 drilling days per well or two days shorter than previous projections. Two Monroe County Utica pads are now fully drilled and prepared for completion operations in the first quarter of 2017. Also in the fourth quarter, CONSOL completed three laterals, including one Marcellus, Burkett, and Rhinestreet well each, on the eight-well ACAA1 pad in Allegheny County, Pennsylvania. The company expects to complete the remaining five Marcellus Shale laterals on the ACAA1 pad in the first quarter of 2017. In Greene County, Pennsylvania, seven Marcellus Shale wells and one Burkett Shale well were turned-in-line in the fourth quarter. Utilizing managed pressure, five of the Marcellus laterals on the GH-58 pad, which had an average lateral length of 7,400 feet, each averaged 12.5 MMcf per day for their first 60 days.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter		Quarter		Quarter
	Ended		Ended		Ended
	December 31, 2016		December 31, 2015		September 30, 2016
Sales - Gas	$202.4		$152.9		$170.8
Sales - Oil	0.7		0.6		0.7
Sales - NGLs	31.4		23.2		27.0
Sales - Condensate	3.6		8.9		7.5
Total Sales Revenue ($ MM)	$238.1		$185.6		$206.0
Gain on Commodity Derivative Instruments - Cash Settlement	42.0		79.5		38.6
Total Revenue	$280.1		$265.1		$244.6

(Loss) Earnings Before Income Tax ($ MM)	$(222.5)		$86.3		$161.1
Adjusted Earnings Before Income Tax ($MM)	$14.3	[1]	$24.0	[2]	$1.6	[3]
Capital Expenditures ($ MM)	$30.1		$83.4		$48.7
1Adjusted earnings before income tax for the E&P Division of $14.3 million for the three months ended December 31, 2016 is calculated as GAAP loss before income tax of $222.5 million plus total pre-tax adjustments of $236.8 million. The $236.8 million adjustment is the pre-tax loss related to the unrealized loss on commodity derivative instruments.
2Adjusted earnings before income tax for the E&P Division of $24.0 million for the three months ended December 31, 2015 is calculated as GAAP earnings before income tax of $86.3 million less total pre-tax adjustments of $62.3 million. The $62.3 million adjustment is the $62.4 million pre-tax gain related to the unrealized gain on commodity derivative instruments and a pre-tax loss of $0.1 million related to severance expense.
3Adjusted earnings before income tax for the E&P Division of $1.6 million for the three months ended September 30, 2016 is calculated as GAAP earnings before income tax of $161.1 million less total pre-tax adjustments of $159.5 million. The $159.5 million adjustment is the $159.6 million pre-tax gain related to the unrealized gain on commodity derivative instruments and a pre-tax loss of $0.1 million related to severance expense.

CONSOL's E&P division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	December 31, 2016	December 31, 2015	% Increase/(Decrease)	September 30, 2016	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	51.5	43.7	17.8%	43.0	19.8%
Utica Sales Volumes (Bcf)	17.2	14.8	16.2%	17.7	(2.8)%
CBM Sales Volumes (Bcf)	17.4	18.7	(7.0)%	17.0	2.4%
Other Sales Volumes (Bcf)[1]	5.2	6.3	(17.5)%	5.0	4.0%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	9.2	9.8	(6.1)%	12.4	(25.8)%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.1	—%
Condensate Sales Volumes (Bcfe)	0.7	2.1	(66.7)%	1.2	(41.7)%

TOTAL	101.3	95.5	6.1%	96.4	5.1%

Average Daily Production (MMcfe)	1,100.7	1,037.8		1,047.7
1Other Sales Volumes: primarily related to shallow oil and gas production and the Chattanooga shale in Tennessee.
2NGLs, oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	December 31, 2016	December 31, 2015	September 30, 2016
Average Sales Price - Gas	$2.22	$1.83	$2.06
Average Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$0.46	$0.95	$0.47
Average Sales Price - Oil*	$6.93	$6.51	$7.01
Average Sales Price - NGLs*	$3.40	$2.36	$2.19
Average Sales Price - Condensate*	$5.14	$4.23	$6.21

Average Sales Price - Total Company	$2.77	$2.78	$2.54

Lease Operating Expense	$0.22	$0.27	$0.23
Production, Ad Valorem, and Other Fees	0.07	0.06	0.10
Transportation, Gathering and Compression	0.93	0.99	0.98
Depreciation, Depletion and Amortization	1.05	1.05	1.05
Total Production Costs	$2.27	$2.37	$2.36

Margin	$0.50	$0.41	$0.18
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Corporate Expenses.

The average sales price of $2.77 per Mcfe, when combined with unit costs of $2.27 per Mcfe, resulted in a margin of $0.50 per Mcfe. This was an increase when compared to the year-earlier quarter, with improvements primarily in unit costs.

Marketing Update:
For the fourth quarter of 2016, CONSOL's average sales price for natural gas, natural gas liquids (NGL), oil, and condensate was $2.77 per Mcfe. CONSOL's average price for natural gas was $2.22 per Mcf for the quarter and, including cash settlements from hedging, was $2.68 per Mcf. Excluding hedging, the average realized price for all liquids for the fourth quarter of 2016 was $21.34 per barrel, an increase of 38% from the previous quarter.

During the fourth quarter, CONSOL's weighted average differential from NYMEX was ($0.88) per MMBtu. Despite a slightly wider differential, CONSOL's average sales price for natural gas before hedging improved 8% to $2.22 per Mcf, compared to the average sales price of $2.06 per Mcf in the third quarter 2016, primarily due to an improved Henry Hub price, which more than offset the wider differential.

During the fourth quarter, CONSOL continued to recover and sell discretionary ethane. Directly-marketed ethane volumes were 466,000 barrels in the fourth quarter of 2016, and, on an equivalent basis, yielded a premium over the Texas Eastern M2 gas market where sales would generally have occurred had the volumes been rejected into the natural gas stream. Beginning in October 2016, an additional contract for ethane commenced with volumes priced significantly above the value the ethane would receive if rejected into the gas stream.

E&P Division Guidance:
CONSOL Energy re-affirms production and capital guidance released during the company’s Analyst and Investor Day on December 13, 2016: the company expects E&P Division production guidance for 2017 and 2018 to be approximately 415 and 485 Bcfe, respectively, while E&P and midstream capital expenditures for 2017 and 2018 remains approximately $555 and $600 million, respectively.

Total hedged natural gas production in the 2017 first quarter is 73.3 Bcf. The annual gas hedge position is shown in the table below:

E&P DIVISION GUIDANCE

	2017	2018
Volumes Hedged (Bcf), as of 1/17/17	311.3*	220.6
*Includes actual settlements of 25.0 Bcf.

CONSOL Energy's hedged gas volumes include a combination of NYMEX financial hedges and index (NYMEX and basis) hedges and contracts. In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy's gas hedge position is shown in the table below:

	Q1 2017	2017	2018	2019	2020
NYMEX Only Hedges
Volumes (Bcf)	65.3	278.9	218.9	153.2	81.6
Average Prices ($/Mcf)	$3.18	$3.18	$3.15	$3.07	$3.17
Index Hedges and Contracts
Volumes (Bcf)	8.0	32.4	1.7	8.5	3.4
Average Prices ($/Mcf)	$3.19	$3.19	$2.42	$2.52	$2.35
Total Volumes Hedged (Bcf)[1]	73.3	311.3	220.6	161.7	85.0

NYMEX + Basis (fully-covered volumes)[2]
Volumes (Bcf)	73.3	287.1	182.4	108.6	57.0
Average Prices ($/Mcf)	$2.63	$2.57	$2.67	$2.60	$2.79
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	-	24.2	38.2	53.1	28.0
Average Prices ($/Mcf)	-	$3.18	$3.15	$3.07	$3.17
Total Volumes Hedged (Bcf)[1]	73.3	311.3	220.6	161.7	85.0
1Q1 2017 excludes 4.4 Bcf of physical basis sales not matched with NYMEX hedges.
2Includes physical sales with fixed basis in Q1 2017, 2017, 2018, 2019, and 2020 of 10.4 Bcf, 42.9 Bcf, 30.4 Bcf, 28.0 Bcf, and 9.8 Bcf, respectively.

During the fourth quarter of 2016, CONSOL Energy added additional NYMEX natural gas hedges of 76.7 Bcf, 48.7 Bcf, 47.7 Bcf, 38.3 Bcf, and 3.4 Bcf for 2017, 2018, 2019, 2020, and 2021, respectively. To help mitigate basis exposure on NYMEX hedges in the fourth quarter, CONSOL added 66.2 Bcf, 33.3 Bcf, 32.2 Bcf, and 17.0 Bcf of basis hedges for 2017, 2018, 2019, and 2020, respectively. Based on CONSOL's view of regional pricing during 2017, CONSOL focused primarily on regional hedging. Of the 66.2 Bcf of basis hedges added for 2017, 52.8 Bcf is applicable to the Texas Eastern M2 sales point.

CONSOL Energy has also entered into NGL (propane) hedges. CONSOL currently has 5.3 million gallons of propane directly hedged through March of 2017 at an average price of $0.48 per gallon. CONSOL also has direct, term sales contracts with counterparties for NGLs.

Pennsylvania (PA) Mining Operations Division:

CONSOL Energy's PA Mining Operations sold 7.1 million tons in the 2016 fourth quarter, compared to 5.0 million tons during the year-earlier quarter. Total cost of coal sold was $33.90 per ton, compared to $39.70 per ton in the year-earlier quarter.

Fourth Quarter Operations Summary:
As reported by CNXC in its fourth quarter 2016 earnings press release, dated January 30, 2017, "We sold a record 7.1 million tons of coal during the quarter, of which approximately 8.5% was in the high-vol metallurgical coal markets in Asia and South America. More importantly, we also improved the average realized price by 2% compared to the previous quarter. During the quarter, we contracted 325 thousand additional tons for 2017 across all of our markets, bringing our total sold position to 98% of the estimated total sales volumes. In addition to a strong 2017 sold position, we have a solid position of approximately 66% sold for 2018. With our planned coal production in 2017 largely sold out, our focus now has shifted to maximizing realizations for any additional production and booking additional sales for contract years 2018 and 2019. We are currently active in negotiations with several customers to expand our crossover metallurgical coal portfolio, and we continue to pursue select domestic customers that fit with our long-term market strategy."

During the quarter, on a total consolidated basis, PA Mining Operations Division generated $120 million of cash flow before capital expenditures.

PA MINING OPERATIONS RESULTS - Quarter-To-Quarter Comparison

	PA Mining Ops	PA Mining Ops	PA Mining Ops
	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	December 31,	December 31,	September 30,
	2016	2015	2016

Beginning Inventory (millions of tons)	0.2	0.5	—
Coal Production (millions of tons)	7.1	4.6	6.2
Ending Inventory (millions of tons)	0.2	0.1	0.2
Sales - Company Produced (millions of tons)	7.1	5.0	6.0

Sales Per Ton	$45.05	$52.57	$44.30

Total Production Costs Per Ton	$33.90	$39.70	$35.79

Average Margin Per Ton Sold	$11.15	$12.87	$8.51
Addback: DD&A Per Ton	$5.70	$8.26	$6.50
Average Margin Per Ton, before DD&A	$16.85	$21.13	$15.01
Cash Flow before Cap. Ex ($ MM)	$120	$106	$90
Note: The PA Mining Operations include Bailey, Enlow Fork, and Harvey mines. Total Production Costs per Ton include: operating and other costs, royalty and production taxes and depreciation, depletion and amortization. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated by PA Mining Operations. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

CONSOL Energy expects total consolidated PA Mining Operations annual sales to be approximately 26.0 million tons for both 2017 and 2018. Also, CONSOL Energy continues to expect total consolidated capital expenditures for PA Mining Operations to be $135 million and $140 million for 2017 and 2018, respectively.

2017 EBITDA Guidance by Segment:

(in millions)	E&P Division[1]	PA Mining Operations Division	Other	Total
Earnings Before Interest, Taxes and DD&A (EBITDA)	$705	$390	$(15)	$1,080
Adjustments:
Unrealized Loss/(Gain) on Commodity Derivative Instruments	(200)	-	-	(200)
Stock-Based Compensation	20	10	-	30
Adjusted EBITDA	$525	$400	$(15)	910
Noncontrolling Interest	-	$(45)	-	(45)
Adjusted EBITDA Attributable to CNX	$525	$355	$(15)	$865

Note: CONSOL Energy is unable to provide a reconciliation of projected Adjusted EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items. EBITDA guidance assumes NYMEX as of 1/3/2017 of $3.38 + weighted average basis of ($0.65) per MMBtu on open volumes.
1Includes forecasted Earnings of Equity Affiliates of $36 million in 2017 associated with CONSOL Energy's proportionate share of ownership in CONE Midstream Partners. This income is reflected within Miscellaneous Other Income in the CNX income statement.

Liquidity:
As of December 31, 2016, CONSOL Energy had $1,725.0 million in total liquidity, which is comprised of $50.7 million of cash, excluding the CNXC cash balance, and $1,674.3 million available to be borrowed under its $2.0 billion bank facility. During the quarter, CONSOL's liquidity improved $328.8 million due to cash received with the additional ownership interest acquired by CONE Midstream Partners LP and from the dissolution of the Marcellus joint venture, as well as an increase in net cash provided by operating activities. In addition, CONSOL holds 16.6 million CNXC limited partnership units, including 3.9 million class A preferred units, with an aggregated current market value of approximately $297 million and 21.7 million CONE Midstream Partners LP ("CNNX") limited partnership units with a current market value of approximately $533 million, in each case as of January 20, 2017.

CONSOL’s generation of significant free cash flow in 2016 allowed the company to repay all outstanding borrowings on its revolving credit facility, while more than doubling the company's liquidity, compared to the previous year. At December 31, 2015, revolving credit facility borrowings totaled $952.0 million with liquidity of $855.9 million.

The company’s $2.0 billion bank facility borrowing base was reaffirmed during the fourth quarter.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based energy producer, and one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on developing its substantial resource base. As of December 31, 2015, CONSOL Energy had 5.6 trillion cubic feet equivalent of proved natural gas reserves.  CONSOL Energy is a member of the Standard & Poor's Midcap 400 Index.  Additional information may be found at www.consolenergy.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	December 31,
	2016	2016	2016	2016	2015
Dollars in thousands	E&P Division	PA Mining Operations Division	Other[1]	Total Company	Total Company
Net (Loss) Income	$(222,454)	$50,121	$(129,301)	$(301,634)	$34,325

Less: (Income) Loss from Discontinued Operations, net	—	—	(19,564)	(19,564)	11,017
Add: Interest Expense	646	2,502	43,719	46,867	49,081
Less: Interest Income	—	—	(532)	(532)	(431)
Add: Tax Valuation Allowance	—	—	166,798	166,798	65,395
Add: Income Taxes	—	—	(84,990)	(84,990)	60,347
(Loss) Earnings Before Interest & Taxes (EBIT)	(221,808)	52,623	(23,870)	(193,055)	219,734

Add: Depreciation, Depletion & Amortization	105,730	42,861	7,992	156,583	139,988

(Loss) Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$(116,078)	$95,484	$(15,878)	$(36,472)	$359,722

Adjustments:
Unrealized Loss/(Gain) on Commodity Derivative Instruments	236,802	—	—	236,802	(62,388)
Severance Expense	—	—	424	424	—
Pension Settlement	—	—	4,848	4,848	15,921
Marcellus Dissolution	—	—	3,752	3,752	—
Industrial Supplies Working Capital Settlement	—	—	—	—	6,258
OPEB Plan Changes	—	—	—	—	(109,879)
Gain on Sale of Non-Core Assets	—	—	—	—	(7,551)
Total Pre-tax Adjustments	236,802	—	9,024	245,826	(157,639)

Adjusted EBITDA	$120,724	$95,484	$(6,854)	$209,354	$202,083

Less: Net Income Attributable to Noncontrolling Interest	—	4,413	—	4,413	3,920

Adjusted EBITDA Attributable to Continuing Operations	$120,724	$91,071	$(6,854)	$204,941	$198,163
Note: Income tax effect of Total Pre-tax Adjustments was $90,956 and $36,257 for the three months ended December 31, 2016 and December 31, 2015, respectively. Adjusted net income for the three months ended December 31, 2016 is calculated as GAAP net loss from continuing operations of $321,198 plus total pre-tax adjustments from the above table of $245,826, less the associated tax expense of $90,956, plus a valuation allowance charge of $166,798 for alternative minimum tax credits equals the adjusted net income from continuing operations of $470.
1CONSOL Energy's Other Division includes expenses from various other corporate and diversified business unit activities including legacy liabilities costs and income tax expense that are not allocated to E&P or PA Mining Operations Divisions.

Free cash flow and organic free cash flow from continuing operations are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow from continuing operations do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Organic Free Cash Flow From Continuing Operations	Three Months Ended December 31, 2016	Year Ended December 31, 2016
Net Cash Provided by Continuing Operations	$87,139	$459,350

Capital Expenditures	(47,431)	(226,820)
Net Investment in Equity Affiliates	78,298	73,743
Organic Free Cash Flow from Continuing Operations	$118,006	$306,273

Free Cash Flow	Three Months Ended December 31, 2016	Year Ended December 31, 2016
Net Cash Provided by Operating Activities	$82,647	$469,285

Capital Expenditures	(47,431)	(226,820)
Net Investment in Equity Affiliates	78,298	73,743
Proceeds from Noble Exchange	213,295	213,295
Proceeds from Sales of Assets	20,925	59,902
Capital Expenditures of Discontinued Operations	—	(8,295)
Payments on Sale of Miller Creek/Fola	—	(28,271)
Proceeds From Sale of Buchanan Mine	1,000	403,817
Free Cash Flow	$348,734	$956,656

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; prices for natural gas, natural gas and other liquids and coal are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas, natural gas liquids and coal affecting our operating results and cash flows; foreign currency fluctuations could adversely affect the competitiveness of our coal and natural gas liquids abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas, natural gas liquids and coal to market; a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and coal and for our securities; the risks inherent in natural gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and transportation operations; obtaining and renewing governmental permits and approvals for our natural gas and coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of water used or removed from strata in connection with our natural gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current natural gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable natural gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for natural gas and coal rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; exposure to employee-related long-term liabilities; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; our participation in joint ventures may restrict our operational and corporate flexibility, and actions taken by a joint venture partner may impact our financial position and operational results; risks associated with our debt; replacing our natural gas and oil reserves, which if not replaced, will cause our natural gas and oil reserves and production to decline; declines in our borrowing base could occur for a variety of reasons, including lower natural gas or oil prices, declines in natural gas and oil proved reserves, and lending regulations requirements or regulations; our hedging activities may prevent us from benefiting from near-term price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; a majority of our common units in CNX Coal Resources LP and CONE Midstream Partners LP are subordinated, and we may not receive distributions from CNX Coal Resources LP or CONE Midstream Partners LP; with respect to the sale of the Buchanan and Amonate mines and other coal assets to Coronado IV LLC - disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating results; there is no assurance that the potential dropdowns, spin-off or sale of the coal business will occur, or if it does occur that we will be able to negotiate favorable terms; with respect to the termination of the joint venture with Noble - disruption to our business, including customer and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results and liquidity; other factors discussed in the 2015 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable, and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC's rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of CNX Coal Resources LP.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
(Unaudited)	2016	2015	2016	2015
Revenues and Other Income:
Natural Gas, NGLs and Oil Sales	$238,146	$185,291	$793,248	$726,921
(Loss) Gain on Commodity Derivative Instruments	(194,893)	141,869	(141,021)	392,942
Coal Sales	321,171	262,440	1,065,582	1,289,036
Other Outside Sales	11,351	6,371	32,038	30,967
Purchased Gas Sales	14,623	6,801	43,256	14,450
Freight-Outside Coal	12,519	10,295	46,468	20,499
Miscellaneous Other Income	53,147	33,072	167,306	144,351
Gain on Sale of Assets	5,957	19,844	19,498	74,173
Total Revenue and Other Income	462,021	665,983	2,026,375	2,693,339
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	22,438	25,619	96,434	121,847
Transportation, Gathering and Compression	94,597	94,721	374,350	343,403
Production, Ad Valorem, and Other Fees	7,317	5,833	31,049	30,438
Depreciation, Depletion and Amortization	105,730	100,997	417,853	370,374
Exploration and Production Related Other Costs	9,484	2,424	14,519	10,120
Purchased Gas Costs	14,025	4,782	42,717	10,721
Other Corporate Expenses	21,933	18,851	87,913	65,939
Impairment of Exploration and Production Properties	—	—	—	828,905
Selling, General and Administrative Costs	28,436	21,833	102,503	102,229
Total Exploration and Production Costs	303,960	275,060	1,167,338	1,883,976
PA Mining Operations Costs
Operating and Other Costs	212,023	101,698	733,300	666,302
Depreciation, Depletion and Amortization	42,861	40,328	168,195	176,864
Freight Expense	12,519	10,295	46,468	20,499
Selling, General and Administrative Costs	17,305	6,612	37,512	40,843
Total PA Mining Operations Costs	284,708	158,933	985,475	904,508
Other Costs
Miscellaneous Operating Expense	55,340	8,190	182,869	78,743
Selling, General and Administrative Costs	2,544	4,972	12,717	14,918
Depreciation, Depletion and Amortization	7,992	(1,337)	12,455	19,882
Loss on Debt Extinguishment	—	—	—	67,751
Interest Expense	46,867	49,081	191,476	199,266
Total Other Costs	112,743	60,906	399,517	380,560
Total Costs And Expenses	701,411	494,899	2,552,330	3,169,044
(Loss) Earnings from Continuing Operations Before Income Tax	(239,390)	171,084	(525,955)	(475,705)
Income Tax Expense (Benefit)	81,808	125,742	10,010	(125,439)
(Loss) Income From Continuing Operations	(321,198)	45,342	(535,965)	(350,266)
Income (Loss) From Discontinued Operations, net	19,564	(11,017)	(303,183)	(14,209)
Net (Loss) Income	(301,634)	34,325	(839,148)	(364,475)
Less: Net Income Attributable to Noncontrolling Interests	4,413	3,920	8,954	10,410
Net (Loss) Income Attributable to CONSOL Energy Shareholders	$(306,047)	$30,405	$(848,102)	$(374,885)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

	Three Months Ended		For the Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
(Unaudited)	2016	2015	2016	2015
(Loss) Earnings Per Share
Basic
(Loss) Income from Continuing Operations	$(1.42)	$0.18	$(2.38)	$(1.57)
Income (Loss) from Discontinued Operations	0.09	(0.05)	(1.32)	(0.07)
Total Basic (Loss) Earnings Per Share	$(1.33)	$0.13	$(3.70)	$(1.64)
Dilutive
(Loss) Income from Continuing Operations	$(1.42)	$0.18	$(2.38)	$(1.57)
Income (Loss) from Discontinued Operations	0.09	(0.05)	(1.32)	(0.07)
Total Dilutive (Loss) Earnings Per Share	$(1.33)	$0.13	$(3.70)	$(1.64)

Dividends Paid Per Share	$—	$0.010	$0.010	$0.145

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		For the Year Ended
(Dollars in thousands)	December 31,		December 31,
(Unaudited)	2016	2015	2016	2015
Net (Loss) Income	$(301,634)	$34,325	$(839,148)	$(364,475)
Other Comprehensive Loss:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: $21,650, $28,317, $16,281, $53,252)	(40,092)	(46,410)	(33,226)	(86,447)
Reclassification of Cash Flow Hedges from Other Comprehensive Income to Earnings (Net of tax: $5,727, $9,931, $25,011, $45,054)	(9,995)	(17,331)	(43,470)	(78,051)

Other Comprehensive Loss	(50,087)	(63,741)	(76,696)	(164,498)

Comprehensive Loss	(351,721)	(29,416)	(915,844)	(528,973)

Less: Comprehensive Income Attributable to Noncontrolling Interests	4,675	3,920	9,216	10,410

Comprehensive Loss Attributable to CONSOL Energy Inc. Shareholders	$(356,396)	$(33,336)	$(925,060)	$(539,383)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$60,475	$72,574
Accounts and Notes Receivable:
Trade	220,222	151,383
Other Receivables	69,901	121,735
Inventories	65,461	66,792
Recoverable Income Taxes	116,851	13,887
Prepaid Expenses	93,146	297,287
Current Assets of Discontinued Operations	83	81,105
Total Current Assets	626,139	804,763
Property, Plant and Equipment:
Property, Plant and Equipment	13,771,388	13,794,907
Less—Accumulated Depreciation, Depletion and Amortization	5,630,949	5,062,201
Property, Plant and Equipment of Discontinued Operations, net	—	936,671
Total Property, Plant and Equipment—Net	8,140,439	9,669,377
Other Assets:
Deferred Income Taxes	4,290	—
Investment in Affiliates	190,964	237,330
Other	222,149	214,388
Other Assets of Discontinued Operations	—	4,044
Total Other Assets	417,403	455,762
TOTAL ASSETS	$9,183,981	$10,929,902

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	December 31, 2016	December 31, 2015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$241,616	$250,609
Short-Term Notes Payable	—	952,000
Current Portion of Long-Term Debt	12,000	9,409
Other Accrued Liabilities	680,348	421,827
Current Liabilities of Discontinued Operations	6,050	51,514
Total Current Liabilities	940,014	1,685,359
Long-Term Debt:
Long-Term Debt	2,722,995	2,703,899
Capital Lease Obligations	39,074	34,884
Long-Term Debt of Discontinued Operations	—	5,001
Total Long-Term Debt	2,762,069	2,743,784
Deferred Credits and Other Liabilities:
Deferred Income Taxes	—	74,629
Postretirement Benefits Other Than Pensions	659,474	630,892
Pneumoconiosis Benefits	108,073	111,903
Mine Closing	218,631	227,339
Gas Well Closing	223,352	163,842
Workers’ Compensation	67,277	69,812
Salary Retirement	112,543	91,596
Reclamation	—	25
Other	151,660	166,957
Deferred Credits and Other Liabilities of Discontinued Operations	—	107,988
Total Deferred Credits and Other Liabilities	1,541,010	1,644,983
TOTAL LIABILITIES	5,243,093	6,074,126
Stockholders’ Equity:
Common Stock, $0.01 Par Value; 500,000,000 Shares Authorized, 229,443,008 Issued and Outstanding at December 31, 2016; 229,054,236 Issued and Outstanding at December 31, 2015	2,298	2,294
Capital in Excess of Par Value	2,460,864	2,435,497
Preferred Stock, 15,000,000 Shares Authorized, None Issued and Outstanding	—	—
Retained Earnings	1,727,789	2,579,834
Accumulated Other Comprehensive Loss	(392,556)	(315,598)
Common Stock in Treasury, at Cost—No Shares at December 31, 2016 and 2015	—	—
Total CONSOL Energy Inc. Stockholders’ Equity	3,798,395	4,702,027
Noncontrolling Interest	142,493	153,749
TOTAL EQUITY	3,940,888	4,855,776
TOTAL LIABILITIES AND EQUITY	$9,183,981	$10,929,902

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
December 31, 2015	$2,294	$2,435,497	$2,579,834	$(315,598)	$—	$4,702,027	$153,749	$4,855,776
(Unaudited)
Net (Loss) Income	—	—	(848,102)	—	—	(848,102)	8,954	(839,148)
Gas Cash Flow Hedge (Net of $25,011 Tax)	—	—	—	(43,470)	—	(43,470)	—	(43,470)
Actuarially Determined Long-Term Liability Adjustments (Net of $16,281 Tax)	—	—	—	(33,488)	—	(33,488)	262	(33,226)
Comprehensive (Loss) Income	—	—	(848,102)	(76,958)	—	(925,060)	9,216	(915,844)
Issuance of Common Stock	4	—	—	—	—	4	—	4
Treasury Stock Activity	—	—	(1,649)	—	—	(1,649)	—	(1,649)
Tax Cost From Stock-Based Compensation	—	(4,931)	—	—	—	(4,931)	—	(4,931)
Amortization of Stock-Based Compensation Awards	—	30,298	—	—	—	30,298	1,185	31,483
Distributions to Noncontrolling Interest	—	—	—	—	—	—	(21,657)	(21,657)
Dividends ($0.01 per share)	—	—	(2,294)	—	—	(2,294)	—	(2,294)
December 31, 2016	$2,298	$2,460,864	$1,727,789	$(392,556)	$—	$3,798,395	$142,493	$3,940,888

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (Loss) Income	$(301,634)	$34,325	$(839,148)	$(364,475)
Adjustments to Reconcile Net (Loss) Income to Cash Provided By Continuing Operating Activities:
Net (Income) Loss from Discontinued Operations	(19,564)	11,017	303,183	14,209
Depreciation, Depletion and Amortization	156,583	139,988	598,503	567,120
Impairment of Exploration and Production Properties	—	—	—	828,905
Non-Cash Other Post-Employment Benefits	—	(109,879)	—	(261,750)
Stock-Based Compensation	7,658	4,664	31,483	24,513
Gain on Sale of Assets	(5,957)	(19,844)	(19,498)	(74,173)
Loss on Debt Extinguishment	—	—	—	67,751
Loss (Gain) on Commodity Derivative Instruments	194,893	(141,869)	141,021	(392,942)
Net Cash Received in Settlement of Commodity Derivative Instruments	41,909	79,480	245,212	196,348
Deferred Income Taxes	193,171	133,025	120,305	(140,472)
Return on Equity Investment	—	4,355	22,268	35,466
Equity in Earnings of Affiliates	(11,839)	(16,059)	(53,078)	(54,897)
Changes in Operating Assets:
Accounts and Notes Receivable	(52,569)	41,306	(48,014)	160,370
Inventories	(2,839)	15,495	1,330	5,573
Prepaid Expenses	12,603	24,939	84,026	128,405
Changes in Other Assets	(84,331)	(19,172)	(98,572)	3,311
Changes in Operating Liabilities:
Accounts Payable	(14,717)	(22,704)	(27,371)	(145,875)
Accrued Interest	(37,025)	(37,230)	(1,040)	26,649
Other Operating Liabilities	1,014	(41,418)	(20,356)	(147,110)
Changes in Other Liabilities	(7,104)	2,444	(9,724)	(9,916)
Other	16,887	23,299	28,820	32,667
Net Cash Provided by Continuing Operating Activities	87,139	106,162	459,350	499,677
Net Cash (Used In) Provided by Discontinued Operating Activities	(4,492)	(4,596)	9,935	6,172
Net Cash Provided by Operating Activities	82,647	101,566	469,285	505,849
Cash Flows from Investing Activities:
Capital Expenditures	(47,431)	(118,672)	(226,820)	(982,934)
Proceeds from Sales of Assets	20,925	27,527	59,902	110,571
Proceeds from Noble Exchange Settlement	213,295	—	213,295	—
Net Investment in Equity Affiliates	78,298	(13,997)	73,743	(84,221)
Net Cash Provided by (Used in) Continuing Investing Activities	265,087	(105,142)	120,120	(956,584)
Net Cash Provided by (Used in) Discontinued Investing Activities	1,000	(8,739)	367,251	(39,633)
Net Cash Provided by (Used in) Investing Activities	266,087	(113,881)	487,371	(996,217)
Cash Flows from Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	(354,000)	7,000	(952,000)	952,000
Payments on Miscellaneous Borrowings	(2,090)	(2,759)	(8,312)	(4,282)
Payments on Long-Term Notes, including Redemption Premium	—	—	—	(1,263,719)
Proceeds from Issuance of Long-Term Notes	—	—	—	492,760
Net (Payments on) Proceeds from Revolver - MLP	(7,000)	5,000	16,000	185,000
Distributions to Noncontrolling Interest	(5,416)	(5,060)	(21,657)	(5,060)
Proceeds from Sale of MLP Interests	—	—	—	148,359
Tax Benefit from Stock-Based Compensation	—	—	—	208
Dividends Paid	—	(2,290)	(2,294)	(33,281)
Proceeds from Issuance of Common Stock	—	—	4	8,288
Purchases of Treasury Stock	—	—	—	(71,674)
Debt Issuance and Financing Fees	—	—	(482)	(22,586)
Net Cash (Used in) Provided by Continuing Financing Activities	(368,506)	1,891	(968,741)	386,013
Net Cash Used in Discontinued Financing Activities	—	(17)	(14)	(56)
Net Cash (Used in) Provided by Financing Activities	(368,506)	1,874	(968,755)	385,957
Net Decrease in Cash and Cash Equivalents	(19,772)	(10,441)	(12,099)	(104,411)
Cash and Cash Equivalents at Beginning of Period	80,247	83,015	72,574	176,985
Cash and Cash Equivalents at End of Period	$60,475	$72,574	$60,475	$72,574